PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly and Annual Results
RANCHO CORDOVA, Calif. January 29, 2024 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $10.8 million for the three months ended December 31, 2023, as compared to $11.0 million for the three months ended September 30, 2023 and $13.3 million for the three months ended December 31, 2022. Net income for the year ended December 31, 2023 was $47.7 million, as compared to $44.8 million for the year ended December 31, 2022.
Financial Highlights
Performance highlights and other developments for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	December 31, 2023	September 30, 2023	December 31, 2022
Return on average assets (“ROAA”)	1.26%	1.30%	1.70%
Return on average equity (“ROAE”)	15.45%	16.09%	21.50%
Pre-tax income	$15,151	$15,795	$18,769
Pre-tax, pre-provision income(1)	$15,951	$16,845	$20,019
Net income	$10,799	$11,045	$13,282
Basic earnings per common share	$0.63	$0.64	$0.77
Diluted earnings per common share	$0.63	$0.64	$0.77
Weighted average basic common shares outstanding	17,175,445	17,175,034	17,143,920
Weighted average diluted common shares outstanding	17,193,114	17,194,825	17,179,863
Shares outstanding at end of period	17,256,989	17,257,357	17,241,926

	Year ended
(in thousands, except per share and share data)	December 31, 2023	December 31, 2022
Return on average assets (“ROAA”)	1.44%	1.57%
Return on average equity (“ROAE”)	17.85%	18.80%
Pre-tax income	$66,616	$62,858
Pre-tax, pre-provision income(1)	$70,616	$69,558
Net income	$47,734	$44,801
Basic earnings per common share	$2.78	$2.61
Diluted earnings per common share	$2.78	$2.61
Weighted average basic common shares outstanding	17,166,592	17,128,282
Weighted average diluted common shares outstanding	17,187,969	17,165,610
Shares outstanding at end of period	17,256,989	17,241,926
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“Five Star Bank is known for turning market disruption into opportunity and 2023 was no exception. While many faced significant headwinds in Q1 due to big bank failures, we seized the opportunity to execute on our organic growth strategy by expanding into the San Francisco Bay Area. This expansion included the onboarding of eight seasoned and highly respected business development officers and two relationship managers who contributed $73.8 million of deposit growth in 2023 from clients who wanted to work with a bank they could trust. The past year demonstrated the importance of being prepared for any market condition and we are pleased with our immediate response to serving new clients in the Bay Area while also ensuring the safety and soundness of our business.
Margin pressures remained in Q4, yet slowed compared to prior quarters. We expect positive news from the Federal Reserve in 2024 to result in an end to the rising rate environment and signal potential rate cuts. As we look to 2024, we anticipate a benefit from these rate cuts as we have a slightly liability sensitive balance sheet. In the meantime, we will continue to grow organically by focusing on deposit growth in our core geographical markets, including the Sacramento Capital Region, North State, and San Francisco Bay Area. We will also manage expenses and execute on conservative underwriting practices which are foundational to our success.
In 2023, we received a Super Premier Performer rating from Findley Reports, an IDC Superior Rating, and a Bauer Financial Superior rating (5 stars out of 5). We were also awarded the prestigious 2022 Raymond James Community Bankers Cup, and were among the 2023 Piper Sandler Sm-All Stars. In 2023, we were recognized as the 2022 S&P Global Market Intelligence #1 Best-Performing Community Bank in the nation (banks with assets between $3 billion and $10 billion). We were also listed in Independent Banker’s Top Commercial Banks in 2023 (banks with more than $1 billion in assets) and ranked #6 in the nation. We were listed among American Banker’s Top-Performing Banks in 2023 (banks with $2 billion to $10 billion in assets) and ranked #12 in the nation. In 2023, our executives and senior leaders were awarded a Sacramento Business Journal C-Suite Award, a Sacramento Bee Latino Changemakers Award, a Commercial Real Estate Women Award, and a Comstock’s Magazine Women in Leadership Award. Being recognized as community leaders ensures Five Star Bank remains top-of-mind in the markets we serve as we continue to build-out our verticals. In closing, we are well-positioned to continue to withstand an array of economic conditions as we enter 2024. I am humbled and proud of our team’s accomplishments as we look to the future.”
•The Company’s new San Francisco Bay Area team increased to 10 employees who generated deposit balances totaling $73.8 million at December 31, 2023, an increase of $44.8 million from September 30, 2023.
•Cash and cash equivalents were $321.6 million, representing 10.62% of total deposits at December 31, 2023, compared to 10.67% at September 30, 2023.
•Total deposits decreased by $5.3 million, or 0.18%, during the three months ended December 31, 2023. Non-brokered deposits decreased by $30.4 million, or 1.03%, over the same period.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 44.25% for the three months ended December 31, 2023.
•For the three months ended December 31, 2023, net interest margin was 3.19%, as compared to 3.31% for the three months ended September 30, 2023 and 3.83% for the three months ended December 31, 2022. For the year ended December 31, 2023, net interest margin was 3.42%, as compared to 3.75% for the year ended December 31, 2022. The effective Federal Funds rate remained at 5.33% as of December 31, 2023, and September 30, 2023 and increased from 4.33% as of December 31, 2022.
•Other comprehensive income was $4.2 million during the three months ended December 31, 2023. Unrealized losses, net of tax effect, on available-for-sale securities were $11.8 million as of December 31, 2023. Total held-to-maturity and available-for-sale securities represented 0.09% and 3.08% of total interest-earning assets, respectively, as of December 31, 2023.
•The Company’s common equity Tier 1 capital ratio was 9.07% as of both December 31, 2023 and September 30, 2023. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.

•Loan and deposit growth was as follows at the dates indicated:

(in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Loans held for investment	$3,081,719	$3,009,930	$71,789	2.39%
Non-interest-bearing deposits	831,101	833,434	(2,333)	(0.28)%
Interest-bearing deposits	2,195,795	2,198,776	(2,981)	(0.14)%

(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Loans held for investment	$3,081,719	$2,791,326	$290,393	10.40%
Non-interest-bearing deposits	831,101	971,246	(140,145)	(14.43)%
Interest-bearing deposits	2,195,795	1,810,758	385,037	21.26%
•The ratio of nonperforming loans to loans held for investment at period end increased from 0.01% at December 31, 2022 to 0.06% at December 31, 2023.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended December 31, 2023. The Company’s Board of Directors declared another cash dividend of $0.20 per share on January 18, 2024, which the Company expects to pay on February 12, 2024 to shareholders of record as of February 5, 2024.
Summary Results
Three months ended December 31, 2023, as compared to three months ended September 30, 2023
The Company’s net income was $10.8 million for the three months ended December 31, 2023, compared to $11.0 million for the three months ended September 30, 2023. Net interest income decreased by $0.8 million as increases in interest expense exceeded increases in interest income. The provision for credit losses decreased by $0.3 million as expectations for credit losses improved based on positive economic trends in the three months ended December 31, 2023, compared to the three months ended September 30, 2023. Non-interest income increased by $0.6 million, primarily due to gains from distributions on investments in venture-backed funds and the recognition of swap referral and rate lock fees during the three months ended December 31, 2023 that did not occur during the three months ended September 30, 2023. Non-interest expense increased by $0.6 million, primarily due to increased salaries, employee benefits, advertising, promotional, and other operating expenses related to the Company’s expansion into the San Francisco Bay Area.
Three months ended December 31, 2023, as compared to three months ended December 31, 2022
The Company’s net income was $10.8 million for the three months ended December 31, 2023, compared to $13.3 million for the three months ended December 31, 2022. Net interest income decreased by $2.5 million as increases in interest expense exceeded increases in interest income. The provision for credit losses decreased by $0.5 million as loan originations in the three months ended December 31, 2023 were approximately half of those in the three months ended December 31, 2022. Non-interest income increased by $0.3 million, primarily due to greater gains from distributions on investments in venture-backed funds quarter-over-quarter and the recognition of swap referral and rate lock fees during three months ended December 31, 2023 that did not occur during the three months ended December 31, 2022. Non-interest expense increased by $1.9 million with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.
Year ended December 31, 2023, as compared to year ended December 31, 2022
The Company’s net income was $47.7 million for the year ended December 31, 2023, compared to $44.8 million for the year ended December 31, 2022. Net interest income increased by $7.8 million as increases in interest income exceeded increases in interest expense, with increases in the average balance of interest-earning assets as the leading driver. The provision for credit losses decreased by $2.7 million as loan originations in the year ended December 31, 2023 were approximately half of those for the year ended December 31, 2022. Non-interest income increased by $0.4 million, primarily due to greater gains from distributions on investments in venture-backed funds during the year ended December 31, 2023 than during the year ended December 31, 2022. Non-interest expense increased by $7.1 million with an increase in salaries and employee benefits related to the Company’s expansion into the San Francisco Bay Area as the leading driver.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	December 31, 2023	September 30, 2023	$ Change	% Change
Selected operating data:
Net interest income	$26,678	$27,476	$(798)	(2.90)%
Provision for credit losses	800	1,050	(250)	(23.81)%
Non-interest income	1,936	1,384	552	39.88%
Non-interest expense	12,663	12,015	648	5.39%
Pre-tax income	15,151	15,795	(644)	(4.08)%
Provision for income taxes	4,352	4,750	(398)	(8.38)%
Net income	$10,799	$11,045	$(246)	(2.23)%
Earnings per common share:
Basic	$0.63	$0.64	$(0.01)	(1.56)%
Diluted	$0.63	$0.64	$(0.01)	(1.56)%
Performance and other financial ratios:
ROAA	1.26%	1.30%
ROAE	15.45%	16.09%
Net interest margin	3.19%	3.31%
Cost of funds	2.50%	2.28%
Efficiency ratio	44.25%	41.63%

	Three months ended
(in thousands, except per share data)	December 31, 2023	December 31, 2022	$ Change	% Change
Selected operating data:
Net interest income	$26,678	$29,135	$(2,457)	(8.43)%
Provision for credit losses	800	1,250	(450)	(36.00)%
Non-interest income	1,936	1,601	335	20.92%
Non-interest expense	12,663	10,717	1,946	18.16%
Pre-tax income	15,151	18,769	(3,618)	(19.28)%
Provision for income taxes	4,352	5,487	(1,135)	(20.69)%
Net income	$10,799	$13,282	$(2,483)	(18.69)%
Earnings per common share:
Basic	$0.63	$0.77	$(0.14)	(18.18)%
Diluted	$0.63	$0.77	$(0.14)	(18.18)%
Performance and other financial ratios:
ROAA	1.26%	1.70%
ROAE	15.45%	21.50%
Net interest margin	3.19%	3.83%
Cost of funds	2.50%	1.16%
Efficiency ratio	44.25%	34.87%

	Year ended
(in thousands, except per share data)	December 31, 2023	December 31, 2022	$ Change	% Change
Selected operating data:
Net interest income	$110,880	$103,070	$7,810	7.58%
Provision for credit losses	4,000	6,700	(2,700)	(40.30)%
Non-interest income	7,511	7,157	354	4.95%
Non-interest expense	47,775	40,669	7,106	17.47%
Pre-tax income	66,616	62,858	3,758	5.98%
Provision for income taxes	18,882	18,057	825	4.57%
Net income	$47,734	$44,801	$2,933	6.55%
Earnings per common share:
Basic	$2.78	$2.61	$0.17	6.51%
Diluted	$2.78	$2.61	$0.17	6.51%
Performance and other financial ratios:
ROAA	1.44%	1.57%
ROAE	17.85%	18.80%
Net interest margin	3.42%	3.75%
Cost of funds	2.10%	0.57%
Efficiency ratio	40.35%	36.90%
Balance Sheet Summary

(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Selected financial condition data:
Total assets	$3,593,125	$3,227,159	$365,966	11.34%
Cash and cash equivalents	321,576	259,991	61,585	23.69%
Total loans held for investment	3,081,719	2,791,326	290,393	10.40%
Total investments	111,160	119,744	(8,584)	(7.17)%
Total liabilities	3,307,351	2,974,334	333,017	11.20%
Total deposits	3,026,896	2,782,004	244,892	8.80%
Subordinated notes, net	73,749	73,606	143	0.19%
Total shareholders’ equity	285,774	252,825	32,949	13.03%
•Insured and collateralized deposits were approximately $2.0 billion, representing approximately 66.79% of total deposits as of December 31, 2023. Net uninsured and uncollateralized deposits were approximately $1.0 billion as of December 31, 2023.
•Commercial and consumer deposit accounts constituted approximately 73% of total deposits. Deposit relationships of at least $5 million represented approximately 62% of total deposits and had an average age of approximately 8.78 years as of December 31, 2023.
•Cash and cash equivalents as of December 31, 2023 were $321.6 million, representing 10.62% of total deposits at December 31, 2023, compared to 9.35% as of December 31, 2022.
•In the first quarter of 2023, the Federal Reserve created the Bank Term Funding Program to provide depository institutions with additional funding, which allows any federally insured deposit institution to pledge its investment portfolio at par as collateral value. As of December 31, 2023, the Bank had neither used nor established borrowing capacity with the Bank Term Funding Program.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $1.4 billion as of December 31, 2023.

	December 31, 2023			Available
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$996,712	$681,500	$170,000	$145,212
Federal Reserve Discount Window	770,572	—	—	770,572
Correspondent bank lines of credit	175,000	—	—	175,000
Cash and cash equivalents	—	—	—	321,576
Total	$1,942,284	$681,500	$170,000	$1,412,360
The increase in total assets from December 31, 2022 to December 31, 2023 was primarily due to a $290.4 million increase in total loans held for investment and a $61.6 million increase in cash and cash equivalents, partially offset by a $8.6 million decrease in investments. The $290.4 million increase in total loans held for investment between December 31, 2022 and December 31, 2023 was the result of $668.2 million in loan originations, partially offset by $377.8 million in loan payoffs and paydowns.
The increase in total liabilities from December 31, 2022 to December 31, 2023 was primarily attributable to an increase in deposits of $244.9 million and an increase in FHLB advances of $70.0 million. The $244.9 million increase in deposits was largely due to increases in money market, time deposits over $250 thousand, and interest-bearing demand deposits of $208.8 million, $146.5 million, and $80.2 million, respectively, partially offset by decreases in non-interest-bearing demand, savings, and other time deposits of $140.1 million, $28.1 million, and $22.5 million, respectively.
The increase in total shareholders’ equity from December 31, 2022 to December 31, 2023 was primarily a result of net income recognized of $47.7 million and an increase of $1.7 million in accumulated other comprehensive income, partially offset by $12.9 million in cash distributions paid during the period and a reduction to retained earnings of $4.5 million, net of tax effect, due to the adoption of Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”).

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Interest and fee income	$46,180	$45,098	$1,082	2.40%
Interest expense	19,502	17,622	1,880	10.67%
Net interest income	$26,678	$27,476	$(798)	(2.90)%
Net interest margin	3.19%	3.31%

	Three months ended
(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Interest and fee income	$46,180	$37,402	$8,778	23.47%
Interest expense	19,502	8,267	11,235	135.90%
Net interest income	$26,678	$29,135	$(2,457)	(8.43)%
Net interest margin	3.19%	3.83%

	Year ended
(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Interest and fee income	$174,382	$117,918	$56,464	47.88%
Interest expense	63,502	14,848	48,654	327.68%
Net interest income	$110,880	$103,070	$7,810	7.58%
Net interest margin	3.42%	3.75%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	December 31, 2023			September 30, 2023			December 31, 2022
(in thousands)	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Assets
Interest-earning deposits with banks	$157,775	$2,100	5.28%	$198,751	$2,584	5.16%	$200,395	$1,841	3.64%
Investment securities	106,483	651	2.43%	112,154	653	2.31%	117,364	643	2.17%
Loans held for investment and sale	3,055,042	43,429	5.64%	2,982,140	41,861	5.57%	2,703,865	34,918	5.12%
Total interest-earning assets	3,319,300	46,180	5.52%	3,293,045	45,098	5.43%	3,021,624	37,402	4.91%
Interest receivable and other assets, net	80,360			77,757			73,664
Total assets	$3,399,660			$3,370,802			$3,095,288

Liabilities and shareholders’ equity
Interest-bearing demand	$291,967	$1,091	1.48%	$296,230	$972	1.30%	$223,473	$174	0.31%
Savings	130,915	891	2.70%	134,920	880	2.59%	136,753	247	0.72%
Money market	1,347,111	10,824	3.19%	1,328,290	9,536	2.85%	1,060,597	3,652	1.37%
Time	417,434	5,322	5.06%	399,514	4,998	4.96%	299,771	2,467	3.26%
Subordinated debt and other borrowings	88,401	1,374	6.16%	79,085	1,236	6.20%	114,858	1,727	5.96%
Total interest-bearing liabilities	2,275,828	19,502	3.40%	2,238,039	17,622	3.12%	1,835,452	8,267	1.79%
Demand accounts	821,651			825,254			997,815
Interest payable and other liabilities	24,886			35,123			17,002
Shareholders’ equity	277,295			272,386			245,019
Total liabilities and shareholders’ equity	$3,399,660			$3,370,802			$3,095,288

Net interest spread			2.12%			2.31%			3.12%
Net interest income/margin		$26,678	3.19%		$27,476	3.31%		$29,135	3.83%

Net interest income during the three months ended December 31, 2023 decreased $0.8 million as compared to the three months ended September 30, 2023. In addition, net interest margin decreased 12 basis points compared to the prior quarter. The decrease in net interest income is primarily attributable to an additional $1.7 million in deposit interest expense due to increases in interest rates as compared to the prior quarter. The cost of interest-bearing deposits increased 28 basis points as compared to the prior quarter, while average balances increased 1.32%. In addition, the average balance of non-interest-bearing deposits decreased by $3.6 million quarter-over-quarter. The increase to interest expense was partially offset by an increase in total interest income of $1.1 million. Average loan yields increased 7 basis points as compared to the prior quarter, while average balances increased 2.44%.
As compared to the three months ended December 31, 2022, net interest income decreased $2.5 million and net interest margin decreased 64 basis points. The decrease in net interest income is primarily attributable to an additional $11.6 million in deposit interest expense due to increases in interest rates and average balances as compared to the same quarter of the prior year. The cost of interest-bearing deposits increased 178 basis points as compared to the same quarter of the prior year, while average balances increased 27.13%. In addition, the average balance of non-interest-bearing deposits decreased by $176.2 million as compared to the same quarter of the prior year. The increase in interest expense was partially offset by an increase in total interest income of $8.8 million, as compared to the same quarter of the prior year. Average loan yields increased 52 basis points as compared to the same quarter of the prior year, while average balances increased 12.99%.
The following table shows the components of net interest income and net interest margin for the annual periods indicated:

	Year ended
	December 31, 2023			December 31, 2022
(in thousands)	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Assets
Interest-earning deposits with banks	$184,103	$9,069	4.93%	$260,679	$3,696	1.42%
Investment securities	113,515	2,600	2.29%	131,353	2,427	1.85%
Loans held for investment and sale	2,947,603	162,713	5.52%	2,353,148	111,795	4.75%
Total interest-earning assets	3,245,221	174,382	5.37%	2,745,180	117,918	4.30%
Interest receivable and other assets, net	75,741			99,946
Total assets	$3,320,962			$2,845,126

Liabilities and shareholders’ equity
Interest-bearing demand	$312,944	$3,321	1.06%	$242,221	$425	0.18%
Savings	140,060	3,073	2.19%	107,010	376	0.35%
Money market	1,263,539	33,932	2.69%	995,048	6,476	0.65%
Time	372,557	17,535	4.71%	203,392	3,646	1.79%
Subordinated debt and other borrowings	93,279	5,641	6.05%	61,533	3,925	6.38%
Total interest-bearing liabilities	2,182,379	63,502	2.91%	1,609,204	14,848	0.92%
Demand accounts	844,057			982,915
Interest payable and other liabilities	27,127			14,709
Shareholders’ equity	267,399			238,298
Total liabilities and shareholders’ equity	$3,320,962			$2,845,126

Net interest spread			2.46%			3.38%
Net interest income/margin		$110,880	3.42%		$103,070	3.75%

Net interest income during the year ended December 31, 2023 increased $7.8 million as compared to the year ended December 31, 2022. Net interest margin decreased 33 basis points compared to the prior year. The increase in net interest income is primarily attributable to an additional $50.9 million in interest income on loans due to increases in interest rates and average balances as compared to the prior year. The average yield on loans increased 77 basis points as compared to the prior year, while average balances increased 25.26%. The increase to interest income was partially offset by an increase in total interest expense of $48.7 million. The increase in total interest expense is primarily attributable to an additional $46.9 million in deposit interest expense due to increases in interest rates and average balances as compared to the prior year. The cost of interest-bearing deposits increased 206 basis points as compared to the prior year, while average balances increased 34.98%. In addition, the average balance of non-interest-bearing deposits decreased by $138.9 million year-over-year.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of December 31, 2023:

(in thousands)
Commercial Term Real Estate Non-Owner Occupied	$1,161,502
Commercial Term Multifamily	1,018,372
Commercial Term Real Estate Owner Occupied	495,480
Commercial Secured	87,549
Commercial Construction Real Estate	62,863
Commercial Term Agricultural Real Estate	51,669
SBA 7A Secured	48,289
Others	158,252
Total loans, excluding deferred loan fees	$3,083,976
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of December 31, 2023:

(in thousands)
Interest-bearing demand accounts	$320,356
Money market accounts	1,282,369
Savings accounts	126,498
Time accounts	466,572
Total interest-bearing deposits	$2,195,795
Asset Quality
Allowance for Credit Losses - Loans
Beginning January 1, 2023, the Company adopted ASC 326, which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Utilizing CECL may have an impact on our allowance for credit losses going forward and result in a lack of comparability between 2022 and 2023 quarterly and annual periods. Refer to information below on the provision for credit losses recorded during the year ended December 31, 2023.
At December 31, 2023, the Company’s allowance for credit losses was $34.4 million, as compared to $28.4 million at December 31, 2022. The $6.0 million increase in the allowance is due to a $5.3 million adjustment recorded in connection with the adoption of CECL and a $4.0 million provision for credit losses recorded during the twelve months ended December 31, 2023, partially offset by net charge-offs of $3.3 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment increased from 0.01% at December 31, 2022 to 0.06% at December 31, 2023. The provision for credit losses recorded during the year ended December 31, 2023 was primarily related to loan growth, loan type mix, and changes in the macroeconomic environment. Loans designated as substandard increased from $0.4 million to $2.0 million between December 31, 2022 and December 31, 2023. There were no loans with doubtful risk grades at December 31, 2023 or December 31, 2022.

A summary of the allowance for credit losses by loan class is as follows:

	December 31, 2023		December 31, 2022
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$29,015	84.27%	$19,216	67.69%
Commercial land and development	178	0.52%	54	0.19%
Commercial construction	718	2.08%	645	2.27%
Residential construction	89	0.26%	49	0.17%
Residential	151	0.44%	175	0.62%
Farmland	399	1.16%	644	2.27%
	30,550	88.73%	20,783	73.21%
Commercial:
Secured	3,314	9.62%	7,098	25.00%
Unsecured	189	0.55%	116	0.41%
	3,503	10.17%	7,214	25.41%
Consumer and other	378	1.10%	347	1.22%
Unallocated	—	—%	45	0.16%
Total allowance for credit losses	$34,431	100.00%	$28,389	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.12% at December 31, 2023, as compared to 1.02% at December 31, 2022.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Service charges on deposit accounts	$165	$158	$7	4.43%
Net gain (loss) on sale of securities	(167)	—	(167)	—%
Gain on sale of loans	317	396	(79)	(19.95)%
Loan-related fees	667	355	312	87.89%
FHLB stock dividends	314	274	40	14.60%
Earnings on bank-owned life insurance	155	127	28	22.05%
Other income	485	74	411	555.41%
Total non-interest income	$1,936	$1,384	$552	39.88%
Net gain (loss) on sale of securities. The increase in the net loss on sale of securities related to the sale of two municipal securities with a par value of approximately $0.8 million for a loss of approximately $0.2 million during the three months ended December 31, 2023, with no sales occurring during the three months ended September 30, 2023.
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold during the three months ended December 31, 2023 compared to the three months ended September 30, 2023. During the three months ended December 31, 2023, approximately $5.9 million of loans were sold with an effective yield of 5.41%, as compared to approximately $7.0 million of loans sold with an effective yield of 5.63% during the three months ended September 30, 2023.
Loan-related fees. The increase resulted primarily in the recognition of $0.1 million of swap referral fees and $0.2 million of rate lock fees during the three months ended December 31, 2023, which did not occur during the three months ended September 30, 2023.

Other income. The increase resulted primarily from a $0.4 million gain recorded on distributions received on investments in venture-backed funds during the three months ended December 31, 2023, which did not occur during the three months ended September 30, 2023.
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Service charges on deposit accounts	$165	$97	$68	70.10%
Net gain (loss) on sale of securities	(167)	—	(167)	—%
Gain on sale of loans	317	637	(320)	(50.24)%
Loan-related fees	667	407	260	63.88%
FHLB stock dividends	314	193	121	62.69%
Earnings on bank-owned life insurance	155	119	36	30.25%
Other income	485	148	337	227.70%
Total non-interest income	$1,936	$1,601	$335	20.92%
Net gain (loss) on sale of securities. The increase in the net loss on sale of securities related to the sale of two municipal securities with a par value of approximately $0.8 million for a loss of approximately $0.2 million during the three months ended December 31, 2023, with no sales occurring during the three months ended December 31, 2022.
Gain on sale of loans. The decrease resulted from an overall decline in the volume of loans sold during the three months ended December 31, 2023 as compared to the three months ended December 31, 2022. During the three months ended December 31, 2023, approximately $5.9 million of loans were sold with an effective yield of 5.41%, as compared to approximately $14.5 million of loans sold with an effective yield of 4.40% during the three months ended December 31, 2022.
Loan-related fees. The increase resulted from the recognition of $0.1 million of swap referral fees and $0.2 million of rate lock fees during the three months ended December 31, 2023, which did not occur during the three months ended December 31, 2022.
FHLB stock dividends. The increase was primarily due to an increase in yield from dividends received from 7.00% to 8.25% for the three months ended December 31, 2022 and December 31, 2023, respectively, combined with an increase in the average number of shares outstanding of approximately 41,000 when comparing the the three months ended December 31, 2023 to the three months ended December 31, 2022 due to FHLB stock purchases completed in 2023.
Other income. The increase resulted primarily from a $0.4 million gain recorded on distributions received on investments in venture-backed funds during the three months ended December 31, 2023, compared to a $0.1 million gain recorded during the three months ended December 31, 2022.
The following table presents the key components of non-interest income for the periods indicated:

	Year ended
(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Service charges on deposit accounts	$575	$467	$108	23.13%
Net gain (loss) on sale of securities	(167)	5	(172)	(3,440.00)%
Gain on sale of loans	1,952	2,934	(982)	(33.47)%
Loan-related fees	1,719	2,207	(488)	(22.11)%
FHLB stock dividends	970	546	424	77.66%
Earnings on bank-owned life insurance	510	412	98	23.79%
Other income	1,952	586	1,366	233.11%
Total non-interest income	$7,511	$7,157	$354	4.95%

Service charges on deposit accounts. The increase related to individually immaterial increases in fees earned for services and products to support deposit accounts including, but not limited to, service charges, wire transfer fees, check order fees, and debit card income.
Net gain (loss) on sale of securities. The increase in the net loss on sale of securities resulted from the sale of two municipal securities with a par value of approximately $0.8 million for a loss of approximately $0.2 million during the year ended December 31, 2023 compared to the sale of approximately $1.6 million of municipal securities, resulting in a gain of $5.0 thousand during the year ended December 31, 2022.
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold during the year ended December 31, 2023 compared to the year ended December 31, 2022. During the year ended December 31, 2023, approximately $36.5 million of loans were sold with an effective yield of 5.35%, as compared to approximately $50.8 million of loans sold with an effective yield of 5.78% during the year ended December 31, 2022.
Loan-related fees. The decrease was primarily a result of: (i) a decrease of $0.6 million in swap referral fees and (ii) a decrease of $0.2 million in loan fee income earned on various loan types and services. These decreases were partially offset by: (i) a $0.2 million increase in rate lock fees earned and (ii) a $0.1 million increase in income earned from the credit card program recognized during the year ended December 31, 2023 compared to the year ended December 31, 2022.
FHLB stock dividends. The increase primarily relates to an increase in the number of FHLB Class B shares held for the year ended December 31, 2023 compared to the year ended December 31, 2022 combined with an overall increase in the annualized dividend rates earned year-over-year.
Other income. The increase resulted primarily from a $1.7 million gain recorded on distributions received on investments in venture-backed funds during the year ended December 31, 2023, as compared to a $0.4 million gain recognized during the year ended December 31, 2022.
Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	December 31, 2023	September 30, 2023	$ Change	% Change
Salaries and employee benefits	$7,182	$6,876	$306	4.45%
Occupancy and equipment	583	561	22	3.92%
Data processing and software	1,110	1,020	90	8.82%
Federal Deposit Insurance Corporation (“FDIC”) insurance	370	375	(5)	(1.33)%
Professional services	658	700	(42)	(6.00)%
Advertising and promotional	717	535	182	34.02%
Loan-related expenses	268	345	(77)	(22.32)%
Other operating expenses	1,775	1,603	172	10.73%
Total non-interest expense	$12,663	$12,015	$648	5.39%
Salaries and employee benefits. The increase was primarily a result of: (i) a $0.3 million increase in salaries, insurance, and benefits, which primarily related to four new employees hired in September 2023 and one new employee hired in December 2023 to support expansion into the San Francisco Bay Area and (ii) a $0.2 million decline in loan origination costs related to lower production. These increases were partially offset by a $0.2 million reduction in the 2023 bonus accrual related to 2023 financial performance which was trued-up during the three months ended December 31, 2023, as compared to the three months ended September 30, 2023.
Advertising and promotional. The increase was primarily due to the timing of events sponsored and attended during the three months ended December 31, 2023 compared to the three months ended September 30, 2023.
Other operating expenses. The increase was primarily due to increased expenses incurred for travel and fees paid for attendance of professional events, conferences, and other business-related events during the three months ended December 31, 2023, as compared to the three months ended September 30, 2023.

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Salaries and employee benefits	$7,182	$5,698	$1,484	26.04%
Occupancy and equipment	583	511	72	14.09%
Data processing and software	1,110	839	271	32.30%
FDIC insurance	370	245	125	51.02%
Professional services	658	553	105	18.99%
Advertising and promotional	717	568	149	26.23%
Loan-related expenses	268	358	(90)	(25.14)%
Other operating expenses	1,775	1,945	(170)	(8.74)%
Total non-interest expense	$12,663	$10,717	$1,946	18.16%
Salaries and employee benefits. The increase was primarily a result of: (i) a $1.1 million increase in salaries, insurance, and benefits, of which approximately $0.7 million related to 10 new employees hired to support expansion into the San Francisco Bay Area, and (ii) a $0.8 million decrease in the allocation of loan origination costs resulting from lower loan production. These increases were partially offset by a $0.4 million decline in commissions expense due to lower production during the three months ended December 31, 2023 compared to the three months ended December 31, 2022.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
FDIC insurance. The increase related primarily to a final rule adopted by the FDIC to increase initial base deposit insurance assessment rates for insured depository institutions by two basis points, beginning with the first quarterly assessment period of 2023. FDIC insurance also increased for the three months ended December 31, 2023 compared to the three months ended December 31, 2022 due to a $266.4 million increase in the assessment base period-over-period.
Professional services. The increase was primarily due to increased audit, IT support, and other consulting fees for services provided for the three months ended December 31, 2023 compared to the three months ended December 31, 2022.
Advertising and promotional. The increase was primarily due to increases in business development, marketing, and sponsorship expenses incurred during the three months ended December 31, 2023 compared to the three months ended December 31, 2022 related to an increase in the number of Business Development Officers from December 31, 2022 to December 31, 2023.
Other operating expenses. The decrease was primarily due to $0.3 million of subordinated debt issuance costs recognized as an other expense upon redemption of the subordinated notes in December 2022, which did not reoccur during the three months ended December 31, 2023. This was partially offset by an increase of $0.1 million for IntraFi Network fees resulting from an overall increase in balances carried in the network.

The following table presents the key components of non-interest expense for the periods indicated:

	Year ended
(in thousands)	December 31, 2023	December 31, 2022	$ Change	% Change
Salaries and employee benefits	$27,097	$22,571	$4,526	20.05%
Occupancy and equipment	2,218	2,059	159	7.72%
Data processing and software	4,015	3,091	924	29.89%
FDIC insurance	1,557	850	707	83.18%
Professional services	2,575	2,467	108	4.38%
Advertising and promotional	2,403	1,908	495	25.94%
Loan-related expenses	1,192	1,287	(95)	(7.38)%
Other operating expenses	6,718	6,436	282	4.38%
Total non-interest expense	$47,775	$40,669	$7,106	17.47%
Salaries and employee benefits. The increase was the result of: (i) a $3.2 million increase in salaries, insurance, and benefits, of which approximately $1.2 million related to 10 new employees hired to support expansion into the San Francisco Bay Area and the remainder of the increase related to increased pay rates and promotions for existing employees; (ii) a $2.7 million decrease in loan origination costs due to lower production; and (iii) a $0.3 million increase in bonus expense due to an increase in the base salaries and number of employees eligible for bonuses in 2023. The increase was partially offset by a $1.8 million decline in commissions expense due to lower production during the year ended December 31, 2023, as compared to the year ended December 31, 2022.
Occupancy and equipment. The increase was the result of a $0.1 million increase in rent expense related to temporary office space to support the San Francisco Bay Area during the second half of 2023 and a new office lease to support back office staff beginning during the fourth quarter of 2023.
Data processing and software. The increase related to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
FDIC insurance. The increase related primarily to a final rule adopted by the FDIC to increase initial base deposit insurance assessment rates for insured depository institutions by two basis points, beginning with the first quarterly assessment period of 2023. FDIC insurance also increased for the year ended December 31, 2023 compared to the year ended December 31, 2022 due to a $266.4 million increase in the assessment base period-over-period.
Professional services. The increase was due to a $0.5 million increase in audit, IT support, and other consulting fees for services provided for the year ended December 31, 2023 compared to the year ended December 31, 2022. This was partially offset by a decline of $0.3 million relating to: (i) $0.2 million of lower legal fees incurred relating to the subordinated debt offering and redemption completed in 2022, which did not reoccur in 2023 and (ii) $0.1 million of lower recruiting fees incurred for the year ended December 31, 2023 compared to the year ended December 31, 2022.
Advertising and promotional. The increase was primarily due to an increased customer base and an increase in the number of Business Development Officers as of December 31, 2023 compared to December 31, 2022.
Other operating expenses. The increase is primarily related to: (i) a $0.3 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network; (ii) a $0.1 million increase in bank charges due to increased activity; (iii) a $0.1 million increase in insurance expenses; and (iv) a $0.1 million net increase in travel, conferences, memberships, and subscription expenses incurred. These increases were partially offset by $0.3 million of subordinated debt issuance costs recognized as an other expense upon redemption of the subordinated notes in December 2022, which did not reoccur during the year ended December 31, 2023.

Provision for Income Taxes
Three months ended December 31, 2023, as compared to the three months ended September 30, 2023
Provision for income taxes for the quarter ended December 31, 2023 decreased by $0.4 million, or 8.38%, to $4.4 million, as compared to $4.8 million for the quarter ended September 30, 2023, which was primarily due to: (i) the decrease in taxable income recognized during the three months ended December 31, 2023 and (ii) a $0.2 million adjustment to the provision recorded during the three months ended September 30, 2023 to true-up the year-to-date effective tax rate, which did not reoccur during the three months ended December 31, 2023. The effective tax rate was 28.72% and 30.07% for the three months ended December 31, 2023 and September 30, 2023, respectively.
Three months ended December 31, 2023, as compared to the three months ended December 31, 2022
Provision for income taxes decreased by $1.1 million, or 20.69%, to $4.4 million for the three months ended December 31, 2023, as compared to $5.5 million for the three months ended December 31, 2022. This decrease is due to the decrease in taxable income for the three months ended December 31, 2023 compared to the three months ended December 31, 2022. The effective tax rate was 28.72% and 29.23% for the three months ended December 31, 2023 and December 31, 2022, respectively. The lower effective tax rate period-over-period related to multi-state tax return filings for the Company since its inception as a C Corporation. The returns were filed during the second quarter of 2023 and reduced the Company’s blended state tax rate.
Year ended December 31, 2023, as compared to the year ended December 31, 2022
Provision for income taxes increased by $0.8 million, or 4.57%, to $18.9 million for the year ended December 31, 2023, as compared to $18.1 million for the year ended December 31, 2022. This increase is due to an increase in taxable income, partially offset by a decline in the effective tax rate for each period, from 28.73% to 28.34% for the years ended December 31, 2022 and December 31, 2023, respectively. The lower effective tax rate period-over-period related to multi-state tax return filings for the Company since its inception as a C Corporation. The returns were filed during the second quarter of 2023 and reduced the Company’s blended state tax rate.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, January 30, 2024, at 1:00 p.m. ET (10:00 a.m. PT), to discuss its fourth quarter and annual financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has seven branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	December 31, 2023	September 30, 2023	December 31, 2022
Revenue and Expense Data
Interest and fee income	$46,180	$45,098	$37,402
Interest expense	19,502	17,622	8,267
Net interest income	26,678	27,476	29,135
Provision for credit losses	800	1,050	1,250
Net interest income after provision	25,878	26,426	27,885
Non-interest income:
Service charges on deposit accounts	165	158	97
Net gain (loss) on sale of securities	(167)	—	—
Gain on sale of loans	317	396	637
Loan-related fees	667	355	407
FHLB stock dividends	314	274	193
Earnings on bank-owned life insurance	155	127	119
Other income	485	74	148
Total non-interest income	1,936	1,384	1,601
Non-interest expense:
Salaries and employee benefits	7,182	6,876	5,698
Occupancy and equipment	583	561	511
Data processing and software	1,110	1,020	839
FDIC insurance	370	375	245
Professional services	658	700	553
Advertising and promotional	717	535	568
Loan-related expenses	268	345	358
Other operating expenses	1,775	1,603	1,945
Total non-interest expense	12,663	12,015	10,717
Income before provision for income taxes	15,151	15,795	18,769
Provision for income taxes	4,352	4,750	5,487
Net income	$10,799	$11,045	$13,282

Comprehensive Income
Net income	$10,799	$11,045	$13,282
Net unrealized holding gain (loss) on securities available-for-sale during the period	5,744	(4,195)	3,714
Reclassification for net (gain) loss on sale of securities included in net income	167	—	—
Less: Income tax expense (benefit) related to other comprehensive income (loss)	1,747	(1,240)	1,098
Other comprehensive income (loss)	4,164	(2,955)	2,616
Total comprehensive income	$14,963	$8,090	$15,898

	Three months ended
(in thousands, except per share and share data)	December 31, 2023	September 30, 2023	December 31, 2022
Share and Per Share Data
Earnings per common share:
Basic	$0.63	$0.64	$0.77
Diluted	$0.63	$0.64	$0.77
Book value per share	$16.56	$15.88	$14.66
Tangible book value per share(1)	$16.56	$15.88	$14.66
Weighted average basic common shares outstanding	17,175,445	17,175,034	17,143,920
Weighted average diluted common shares outstanding	17,193,114	17,194,825	17,179,863
Shares outstanding at end of period	17,256,989	17,257,357	17,241,926

Credit Quality
Allowance for credit losses to period end nonperforming loans	1,752.70%	1,699.35%	7,026.98%
Nonperforming loans to loans held for investment	0.06%	0.07%	0.01%
Nonperforming assets to total assets	0.05%	0.06%	0.01%
Nonperforming loans plus performing loan modifications to loans held for investment	0.06%	0.07%	0.01%

Selected Financial Ratios
ROAA	1.26%	1.30%	1.70%
ROAE	15.45%	16.09%	21.50%
Net interest margin	3.19%	3.31%	3.83%
Loan to deposit	102.19%	99.57%	100.67%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

	Year ended
(in thousands, except per share and share data)	December 31, 2023	December 31, 2022
Revenue and Expense Data
Interest and fee income	$174,382	$117,918
Interest expense	63,502	14,848
Net interest income	110,880	103,070
Provision for credit losses	4,000	6,700
Net interest income after provision	106,880	96,370
Non-interest income:
Service charges on deposit accounts	575	467
Net gain (loss) on sale of securities	(167)	5
Gain on sale of loans	1,952	2,934
Loan-related fees	1,719	2,207
FHLB stock dividends	970	546
Earnings on bank-owned life insurance	510	412
Other income	1,952	586
Total non-interest income	7,511	7,157
Non-interest expense:
Salaries and employee benefits	27,097	22,571
Occupancy and equipment	2,218	2,059
Data processing and software	4,015	3,091
FDIC insurance	1,557	850
Professional services	2,575	2,467
Advertising and promotional	2,403	1,908
Loan-related expenses	1,192	1,287
Other operating expenses	6,718	6,436
Total non-interest expense	47,775	40,669
Income before provision for income taxes	66,616	62,858
Provision for income taxes	18,882	18,057
Net income	$47,734	$44,801

Comprehensive Income
Net income	$47,734	$44,801
Net unrealized holding gain (loss) on securities available-for-sale during the period	2,228	(18,291)
Reclassification for net (gain) loss on sale of securities included in net income	167	(5)
Less: Income tax expense (benefit) related to other comprehensive income (loss)	708	(5,408)
Other comprehensive income (loss)	1,687	(12,888)
Total comprehensive income	$49,421	$31,913

Share and Per Share Data
Earnings per common share:
Basic	$2.78	$2.61
Diluted	$2.78	$2.61
Book value per share	$16.56	$14.66
Tangible book value per share(1)	$16.56	$14.66
Weighted average basic common shares outstanding	17,166,592	17,128,282
Weighted average diluted common shares outstanding	17,187,969	17,165,610
Shares outstanding at end of period	17,256,989	17,241,926

	Year ended
(in thousands, except per share and share data)	December 31, 2023	December 31, 2022
Credit Quality
Allowance for credit losses to period end nonperforming loans	1,752.70%	7,026.98%
Nonperforming loans to loans held for investment	0.06%	0.01%
Nonperforming assets to total assets	0.05%	0.01%
Nonperforming loans plus performing loan modifications to loans held for investment	0.06%	0.01%

Selected Financial Ratios
ROAA	1.44%	1.57%
ROAE	17.85%	18.80%
Net interest margin	3.42%	3.75%
Loan to deposit	102.19%	100.67%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Balance Sheet Data
Cash and due from financial institutions	$26,986	$26,744	$32,561
Interest-bearing deposits in banks	294,590	296,804	227,430
Time deposits in banks	5,858	6,971	9,849
Securities - available-for-sale, at fair value	108,083	104,086	115,988
Securities - held-to-maturity, at amortized cost	3,077	3,104	3,756
Loans held for sale	11,464	9,326	9,416
Loans held for investment	3,081,719	3,009,930	2,791,326
Allowance for credit losses - loans	(34,431)	(34,028)	(28,389)
Loans held for investment, net of allowance for credit losses	3,047,288	2,975,902	2,762,937
FHLB stock	15,000	15,000	10,890
Operating leases, right-of-use asset	5,284	4,799	3,981
Premises and equipment, net	1,623	1,564	1,605
Bank-owned life insurance	17,180	17,023	14,669
Interest receivable and other assets	56,692	43,717	34,077
Total assets	$3,593,125	$3,505,040	$3,227,159

Non-interest-bearing deposits	$831,101	$833,434	$971,246
Interest-bearing deposits	2,195,795	2,198,776	1,810,758
Total deposits	3,026,896	3,032,210	2,782,004
Subordinated notes, net	73,749	73,713	73,606
FHLB advances	170,000	90,000	100,000
Operating lease liability	5,603	5,043	4,243
Interest payable and other liabilities	31,103	30,050	14,481
Total liabilities	3,307,351	3,231,016	2,974,334

Common stock	220,505	220,266	219,543
Retained earnings	77,036	69,689	46,736
Accumulated other comprehensive loss, net	(11,767)	(15,931)	(13,454)
Total shareholders’ equity	285,774	274,024	252,825
Total liabilities and shareholders’ equity	$3,593,125	$3,505,040	$3,227,159

Quarterly Average Balance Data
Average loans held for investment and sale	$3,055,042	$2,982,140	$2,703,865
Average interest-earning assets	3,319,300	3,293,045	3,021,624
Average total assets	3,399,660	3,370,802	3,095,288
Average deposits	3,009,078	2,984,208	2,718,409
Average total equity	277,295	272,386	245,019

Capital Ratios
Total shareholders’ equity to total assets	7.95%	7.82%	7.83%
Tangible shareholders’ equity to tangible assets(1)	7.95%	7.82%	7.83%
Total capital (to risk-weighted assets)	12.30%	12.37%	12.46%
Tier 1 capital (to risk-weighted assets)	9.07%	9.07%	8.99%
Common equity Tier 1 capital (to risk-weighted assets)	9.07%	9.07%	8.99%
Tier 1 leverage ratio	8.73%	8.58%	8.60%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation tables provide a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Pre-tax, pre-provision income
Pre-tax income	$15,151	$15,795	$18,769
Add: provision for credit losses	800	1,050	1,250
Pre-tax, pre-provision income	$15,951	$16,845	$20,019

	Year ended
(in thousands)	December 31, 2023	December 31, 2022
Pre-tax, pre-provision income
Pre-tax income	$66,616	$62,858
Add: provision for credit losses	4,000	6,700
Pre-tax, pre-provision income	$70,616	$69,558
Media Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com